Exhibit 99.2


               [Letterhead of WILENTZ, GOLDMAN & SPITZER P.A.]



                                                              August 12, 2005


To Each Person Listed on
the Attached Schedule I

             Re:  PSE&G Transition Funding II LLC
                  Impairment and Takings Under The New Jersey Constitution
                  --------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to PSE&G Transition Funding II LLC, a Delaware limited liability company (the "Issuer"), and Public Service Electric and Gas Company ("PSE&G"), an operating electric utility incorporated under the laws of the state of New Jersey, in connection with the issuance of the Bondable Stranded Costs Rate Order (the "Financing Order") issued by the New Jersey Board of Public Utilities (the "Board") on July 12, 2005, pursuant to the Electric Discount and Energy Competition Act, New Jersey Statutes Annotated, title 48, chapter 3, article 7, N.J.S.A. ss.ss. 48:3-49 et seq. (the "Competition Act"); the sale by PSE&G to the Issuer on the date hereof of the Basic Generation Service ("BGS") Bondable Transition Property, as defined in the Sale Agreement referred to below; the issuance by the Issuer of the BGS Transition Bonds referred to below; the preparation of the Issuer's registration statement on Form S-3 being filed with the Securities and Exchange Commission (the "Commission") herewith under the Securities Act of 1933, as amended; and the related transactions described below. All capitalized terms used herein and not otherwise defined shall have the meaning specified in Appendix A to the Form of Indenture filed herewith on the Registration Statement unless the context clearly indicates otherwise.

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
    &SPITZER P.A.                                                August 12, 2005
  ----------------------------                                            Page 2
  ATTORNEYS AT LAW



                                The Transaction
                                ---------------

          On the date of closing, PSE&G will sell the Transferred BGS Bondable Transition Property to the Issuer under the Sale Agreement between PSE&G and the Issuer and the related Bill of Sale. Under the Servicing Agreement between PSE&G, in its capacity as Servicer, and the Issuer, PSE&G will agree to service the Transferred BGS Bondable Transition Property. Under the Administration Agreement between PSE&G, in its capacity as Administrator, and the Issuer, PSE&G will agree to perform certain administrative services on behalf of the Issuer. On the date of closing, the Issuer will issue its BGS Transition Bonds, Series 2005-1 (the "Series 2005-1 BGS Transition Bonds" or the "BGS Transition Bonds") under an Indenture between the Issuer and the Bank of New York, as trustee (the "Trustee"), as supplemented by a Series Supplement between the Issuer and the Trustee (collectively, the "Indenture").

          As used herein, "Transaction Documents" means the above-referenced documents, and "Transaction" means the transaction contemplated by the Transaction Documents.

                             Facts and Assumptions

          In connection with rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Sale Agreement, (ii) the Indenture,
(iii) the Registration Statement (including the prospectus and the prospectus supplement included therein) as amended and as declared effective by the Securities and Exchange Commission with respect to the BGS Transition Bonds (the "Registration Statement"), (iv) the Competition Act, (v) the Financing Order, and (vi) such other documents relating to the Transaction as we have deemed necessary or advisable as a basis for such an opinion.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, including the Transaction Documents, and the validity and binding effect thereof.

          We have made no independent investigation of the facts referred to herein, and with respect to such facts have relied, for the purpose of rendering this opinion and except as otherwise stated herein, exclusively on the statements contained and matters provided for in the Transaction Documents, the Registration Statement and such other documents relating to the Transaction as we deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto.

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                            Page 3
  ATTORNEYS AT LAW


          Members of this firm are admitted to the Bar of the State of New Jersey. We express no opinion herein as to the laws of any jurisdiction other than the laws of the State of New Jersey and the federal laws of the United States of America to the extent specifically referred to herein.

                               Opinion Requested
                               -----------------

          You have requested our opinion as to whether the New Jersey Legislature may repeal the Competition Act or take any other action, including repeal or amendment of the Competition Act, that substantially impairs the right of BGS Transition Bondholders, consistent with the Contract Clause and the Takings Clause of the New Jersey Constitution. You have also inquired as to the circumstances under which injunctive relief would be available to address a legislative act that would cause an impairment. We note that you have also been provided, on this date, with the opinion of Sidley Austin Brown & Wood LLP ("Sidley Austin Opinion") as to the New Jersey Legislature's ability to repeal or amend the Competition Act in light of the Contract Clause and the Takings Clause of the United States Constitution.

                Pledge and Agreement of the State of New Jersey
                -----------------------------------------------

          The Competition Act, Section 17.a. (N.J.S.A. 48:3-66) contains the following undertaking (the "State Pledge") from the State of New Jersey (the "State"):

          "The State of New Jersey does hereby pledge and agree with the holders of any transition bonds issued under the authority of this act . . . and with any person who may enter into agreements with an electric public utility or an assignee or pledgee thereof or a financing entity pursuant to this act, that the State will not limit, alter or impair any bondable transition property or other rights vested in an electric public utility or an assignee or pledgee thereof or a financing entity or vested in the holders of any transition bonds pursuant to a bondable stranded costs rate order until such transition bonds, together with the interest and acquisition or redemption premium, if any, thereon, are fully paid and discharged or until such agreements are fully performed on the part of the electric public utility, any assignee or pledgee thereof or the financing entity or in any way limit, alter, impair or reduce the value or amount of the bondable transition property approved by a bondable stranded costs rate order . . . . Any financing entity is authorized to include this covenant and undertaking of the State of New Jersey in any documentation with respect to the transition bonds issued thereby."

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                            Page 4
  ATTORNEYS AT LAW


          As authorized by the foregoing statutory provision and the Financing Order, the language of the State Pledge has been included in the Indenture and in the BGS Transition Bonds.

                   Discussion of the Contract Clause
                   ---------------------------------

          The Contract Clause of the New Jersey Constitution, Article 4,
Section 7, Paragraph 3, provides that "[t]he Legislature shall not pass any
.. . . law impairing the obligation of contracts . . . ." It is well-settled that
"federal and state Contract Clauses are applied coextensively and provide the same protection." I/M/O Public Service Electric & Gas Co.'s Rate Unbundling,
330 N.J. Super. 65, 92 (App. Div. 2000), aff'd, 167 N.J. 377 (2001)./1/ See
also Brown v. Township of Old Bridge, 319 N.J. Super. 476, 503 (App. Div.), cert. denied, 162 N.J. 131 (1999)(the federal and New Jersey Contract Clauses "are construed and applied in the same way to provide the same protection") (citing Fidelity Union Trust Co. v. New Jersey Highway Authority, 85 N.J. 277, 299-300 , appeal dismissed, 454 U.S. 804 (1981) ). The New Jersey Contract Clause, like the parallel federal provision, protects contractual obligations from impairment by enactment of state law. It is also well-settled that the Contract Clause of the New Jersey Constitution, like the federal provision, limits the State's power to modify its own contracts, as well as contracts entered into by private parties. See, e.g., New Jersey Sports & Exposition Authority v. Mc Crane, 61 N.J. 1, 26 (1972); New Jersey Highway Auth. v.
Sills, 109 N.J. Super. 424, supplemented, 111 N.J. Super. 313 (Ch. Div. 1970), aff'd, 58 N.J. 432 (1971).

          The New Jersey Contract Clause is not, however, a complete bar to legislative enactments that have the effect or consequence of altering contractual obligations. In particular, the constitutional guaranty of the freedom to contract does not deny "the legislative branch of the government authority to impose those reasonable safeguards which, in its judgment, are necessary to the public welfare." Brown, supra, 319 N.J. Super. at 503 (citing Fried v. Kervick, 34 N.J. 68, 83 (1961)). It is well-settled in New Jersey, as under federal law, that the Contract Clause does not permit a state to bargain away its "reserved powers", such as "the power of eminent domain . . . and the police power," and pre-existing contracts cannot "estop the legislature from enacting laws intended for the public good." Fidelity Union Trust Co., supra, 85 N.J. at 286 (citation omitted).

          In light of the coterminous nature of the New Jersey Contract Clause and its federal counterpart, New Jersey courts generally do not distinguish between the constitutional provisions or the relevant precedent in evaluating claims that legislation is unconstitutional under the "contract clause." Also like the federal decisions described in the Sidley Austin Opinion, New Jersey courts apply a fact-intensive balancing test in weighing claims that the government has abrograted or impaired the State's contractual obligations against the government's claims that (1) the contractual obligation was narrower than asserted, or (2) the challenged law was justified in the public interest and/or as an appropriate exercise of "reserved powers."

______________
/1/ The United States Constitution, Article I, Section 10, provides that "no State shall...pass any...Law impairing the Obligation of Contracts."

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                            Page 5
  ATTORNEYS AT LAW

          For example, in Fidelity Union Trust Co., the trustees under certain bond resolutions of the New Jersey Highway Authority ("Highway Authority") challenged an amendment to the New Jersey Highway Authority Act under "the clauses in the federal and state constitutions . . . prohibiting impairment of the obligation of contracts." Without drawing any distinction between the federal or state provisions, the court focused on federal case law in applying the following analysis:

          (1) What were the terms of the agreement between the parties? (2) Was there an impairment of a financial condition of the contract?
          (3) If so, was it substantial? (4) Since the contract was with the State, did the State have the ability to[, by contract,] limit its power to act in the future [in the manner that it did in passing the subsequent amendment]?

Fidelity Union, 85 N.J. at 289. Similarly, in Brown v. Township of Old Bridge, supra, 319 N.J. Super. at 504-505, the court stated that

          [t]o be unconstitutional under the federal contract clause, legislation . . . (1) must substantially impair a contractual relationship; (2) must lack a significant and legitimate public purpose; and (3) must be based on unreasonable conditions and be unrelated to appropriate governmental objectives.

Then, applying these principles, the court determined that application of the statute at issue did "not violate the federal or state constitutional contract clause." Id. Thus, it is our opinion that the analysis set forth in the Sidley Austin Opinion discussing federal law would also apply to a challenge brought solely under the New Jersey Constitution.

          Although we are not aware of any cases expressly evaluating the State Pledge set forth in the Competition Act, New Jersey courts have addressed challenges to legislation allegedly impairing the constitutional rights of bondholders. For example, in New Jersey Highway Authority v. Sills, 109 N.J. Super. 424 (Ch. Div. 1970), the Highway Authority had issued bonds for approximately $327,000,000 pursuant to resolutions authorized by the New Jersey Highway Act ("Highway Act"). A toll road, the Garden State Parkway, was paid for in large part using the proceeds of sale of these bonds. The Highway Act provided that the Highway Authority's resolutions "shall constitute a contract with the bondholders." The resolutions authorizing the bond issuances "pledge[d] the tolls and other revenues of the [Highway] Authority for the benefit of the bonds," and "require[d] the Authority to . . . fix, charge and collect tolls so that revenues in each year will meet certain specified requirements." Sills, 109 N.J. Super., at 427. In addition to the resolutions, the Act itself "constitute[d] a contract with" the bondholders, including provisions (1) authorizing the Highway Authority to fix and collect tolls "for the benefit of bondholders," and (2) requiring that "no vehicle shall be permitted to make use of the Garden State Parkway except upon payment of such tolls as may be prescribed by the [Highway] Authority." Id., at 427-28.

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                            Page 6
  ATTORNEYS AT LAW


          The Act was subsequently amended to exempt members of the New Jersey National Guard and U.S. Army reserves from paying tolls within the State under certain circumstances. Trustees for the bondholders sought a declaratory judgment that the amendments violated the contract clauses of the Federal and New Jersey Constitutions, and the court agreed. The trial court, in a decision affirmed by the New Jersey Supreme Court, specifically considered the claim that the "relatively small diminution in tolls [approximately $27,000] caused by free trips on the Parkway as provided for in [the amendments] does not make those statutes unconstitutional":

          I agree with one basic premise of intervenor's argument; I cannot foresee any possibility that toll-free passage by guardsmen and reservists as provided in the [amendments] will ever cause a default on bonds now outstanding or will ever create a situation which might threaten a default. However, the possibility of an early call is part of a bondholder's contract. The difference between having and not having $27,000 a year will not cause a default but when viewed as loss of the means to retire bonds each year, by call or open-market purchase, the impact of the statutes becomes more important.

New Jersey Highway Auth. v. Sills, 111 N.J. Super. 313, 316 (Ch. Div. 1970), affd, 58 N.J. 432 (1971). The court concluded that "if the statutes here in question are allowed to stand, they will impair the obligation of the contract with bondholders and their trustees," and "[t]he position of every bondholder will have deteriorated to some extent."

          The court in Sills recognized that "legislation which represents a valid exercise of police power has been held to be constitutional in spite of resulting impairment of contract obligations," citing in particular Hourigan
v. North Bergen Township, 113 N.J.L. 143, 172 A. 193, 785 (E. & A. 1934). In
that case, legislation passed for the relief of municipalities that were unable, during the Great Depression, to collect taxes to meet their obligations was upheld as a valid exercise of police power. However, given the lack any demonstrated emergency or problem of state-wide importance addressed by the National Guardsman/reservist toll exemption, the court rejected the argument that the exemption represented a valid exercise of police power. Sills, supra, 111 N.J. Super., at 317-21. See also Daniel v. Borough of Oakland, 124 N.J. Super. 69 (App. Div. 1973)(striking down as violative of the contract clause a municipal utility's attempt to increase rates retroactively, where those rates had been set pursuant to an ordinance that established a contractual relationship between the municipality and its customers).

          New Jersey courts have in some cases rejected contract clause challenges to legislation, generally on the grounds that there was no impairment in the constitutional sense or that the State was acting under its reserved powers. For example, in Fidelity Union, supra, toll receipts has been pledged to repay certain bonds, and the Highway Act was subsequently amended to confer upon the Governor and certain other officials the right to effectively veto toll adjustments, their approvals being

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                            Page 7
  ATTORNEYS AT LAW


required before the tolls could be modified. The Supreme Court of New Jersey upheld the amendment. The court noted that while administration of the Highway Act was entrusted to the "Highway Authority," the bondholders' contract did not guarantee the "composition, size or even existence" of the Authority. Fidelity Union, 85 N.J. at 290. Thus, changing the identity of the State officials involved in the toll adjustment process did not impair the bondholders' contract. Moreover, alluding to the "reserved powers" doctrine noted above, the court stated that "[e]ven if the bondholders' contract did not expressly contemplate a modification or abolition of the Authority, the change would be valid for we have serious doubts whether the State may lawfully bargain away its right to modify the structure of government." Id., at 298. In addition, the court in Fidelity Union determined that the amendment at issue "did not involve a substantial financial condition of the agreement." Specifically, under the amendment the Governor and other state officials empowered to approve toll adjustments were expressly required to do so "with due regard for the rights of the holders of [the] bonds . . . ." Id., at 294
(citation omitted).

          United States Trust Co. of New York v. New Jersey, 431 U.S. 1
(1977), discussed at length in the Sidley Austin Opinion, involved the repeal of legislation that in 1962 established a statutory covenant among the States of New York and New Jersey and the holders of certain bonds issued by the Port Authority of New York and New Jersey (the "Port Authority"), limiting the Port Authority's ability to subsidize rail passenger transportation from revenues and reserves pledged as security for those bonds. In view of emerging problems of air pollution, crises in mass transit, and energy problems, the New Jersey Legislature repealed the covenant in 1974. The New Jersey courts upheld the repeal as a valid exercise of the States' police power that was not prohibited by the contract clause of either the Federal or State Constitution. The United State Supreme Court reversed.

          The Supreme Court affirmed the state court's finding, which was not contested on appeal, that the existence of an enforceable contract was clear from the statutory language. Although not dispositive, the language of the State Pledge in the Competition Act is similar to the New Jersey legislative pledge held to constitute a contractual obligation of the state in U.S. Trust. The Supreme Court stated: "The intent to make a contract is clear from the statutory language: `The 2 States covenant and agree with...the holders of any affected bonds...' 1962 N.J. Laws, c. 8, s 6." United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 18 (1977)./2/ The Court went on to state in the case that "in return for their promise, the States received the benefit they bargained for: public marketability of Port Authority bonds to finance construction of the World Trade Center and


______________
/2/ Under N.J.S.A. 32:1-35.55, the statutory pledge construed in U.S. Trust, "[t]he 2 States covenant and agree with each other and with the holders of any affected bonds, . . . that so long as any of such bonds remain outstanding and unpaid . . . (a) the 2 States will not diminish or impair the power of the [P]ort [A]uthority . . . to . . . levy and collect . . . tolls . . . in connection with any facility . . . of which the revenues have been . . .
pledged . . . as security for such bonds . . . .; and (b) neither the States nor the [P]ort [A]uthority . . . will apply any of the . . . tolls . . . which have been . . . pledged . . . as security for such bonds, for any railroad purposes . . . ." United States Trust Co. of New York v. New Jersey, 134 N.J.
Super. 124, 160-61 (Law Div. 1975).

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                            Page 8
  ATTORNEYS AT LAW


acquisition of the Hudson and Manhattan Railroad. We therefore have no doubt that the 1962 covenant had been properly characterized as a contractual obligation of the two States."/3/

          While finding that the State had clearly entered into an enforceable contract, the state trial court in U.S. Trust imposed a high standard on the plaintiff bondholders challenging the amendment. For example, while there was testimony that the covenant impacted the price at which the bonds were sold, and the plaintiffs "conclusively demonstrated" that "immediately following repeal and for a number of months thereafter the market price for Port Authority bonds was adversely affected," the court was skeptical that an unconstitutional impairment had occurred: "The problem presented by plaintiff's proofs, . . . is that they do not show that the adverse effect attributable to the covenant repeal was permanent." United States Trust Co. of New York v. New Jersey, 134 N.J. Super. 124, 179, 180-82 (Law Div. 1975). Summarizing the United States Supreme Court precedent and the reserved powers doctrine, the trial court concluded that "a state acting under its reserved police powers may . . . diminish contractual security provided it does not destroy [the bonds'] quality as `an acceptable investment for a rational investor.'" Id., at 187. Then, discussing, among other federal decisions, Home
B. &. L. Ass'n v. Blaisdell, 290 U.S. 398 (1934) and El Paso v. Simmons, 379 U.S. 497 (1965), two decisions upholding state action challenged as impairments of contract, the court stated:

          [t]he view of the Contract Clause and its subservience to the police power as expressed in Blaisdell and El Paso coincides with the interpretation placed upon the Contract Clause of the New Jersey
          Constitution as interpreted by our highest courts. . . .

That is, while bondholders' contracts with the State are "entitled to protection under the State and Federal Constitutions, such contracts are nevertheless subject to a `proper exercise of the State's never abdicated police powers.'" U.S. Trust, 134 N.J. Super. at 189-93. Consistent with the federal precedent cited, the court in fact undertook a balancing test. For example, in concluding that the 1974 repeal of the covenant fell within the state's reserved powers, the court noted that between 1962 and 1974, the bondholders' security "had been substantially augmented by a vast increase in [Port] Authority revenues and reserves, and the Authority's financial ability to absorb greater deficits, from whatever source [i.e., from subsidizing railroad investments] and without any significant impairment of bondholder security, was correspondingly increased." On those facts, the state court concluded that "the repeal legislation was a reasonable and hence valid exercise of the states' police power," because repeal served important public interests in mass transportation, energy conservation, and


______________
/3/ In a similar fashion, the New Jersey Supreme Court has stated, with respect to a pledge and agreement by the State of New Jersey similar to the one contained in section 17.a. of the Competition Act, that "when bondholders purchase bonds from [a state authority] under [such a pledge and agreement] a solemn pact comes into being between them and the state" and the federal and state constitutions "make it secure against impairment by succeeding legislatures, except for a proper exercise of the State's never abdicated police powers." New Jersey Sports & Exposition Authority v. Mc Crane, 61 N.J. 1, 26 (1972).

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                            Page 9
  ATTORNEYS AT LAW


environmental protection. U.S. Trust, 134 N.J. Super. at 194-97. The Supreme Court of New Jersey affirmed this decision. United States Trust Co. of New York v. New Jersey, 69 N.J. 253 (1976).

          In reversing this decision, the Supreme Court of the United States found that the state court had improperly regarded the protection of the Contract Clause as available only in the extreme case where legislative action destroys the bondholders' contractual rights:

          The extent of impairment is certainly a relevant factor in determining its reasonableness. But we cannot sustain the repeal of the 1962 covenant simply because the bondholders' rights were not totally destroyed.

U.S. Trust, 431 U.S. at 26-27. As explained in the Sidley Austin Opinion, the Supreme Court also rejected the State's proffered justifications for repealing the covenant (i.e., the promotion of mass transportation, energy conservation and environmental protection, and encouraging the use of public transportation), because repeal of the covenant was "neither necessary to achievement of the plan nor reasonable in light of the circumstances."(4) The Court stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all.(5) For example, the states "could discourage automobile use through taxes on gasoline or parking . . . and use the revenues to subsidize mass transit projects."(6)

          In light of the coterminous nature of the federal and state Constitutional provisions, it is our opinion that the United States Supreme Court's decision that the federal Contract Clause prohibited the retroactive repeal of the 1962 covenant would control the analysis in a New Jersey court, whether a challenge was brought under the federal or State Contract Clause. See, e.g., Public Service, supra, 330 N.J. at 92 (the federal and state Contract Clauses "are applied coextensively and provide the same protection").

                                  Conclusion
                                  ----------

          While there is no case law that considers the application of the New Jersey Contract Clause specifically to legislation that affects the BGS Transition Bonds, existing case law concerning the application of the Contract Clause of the New Jersey Constitution is apposite and instructive. Based on interpretation of existing case law, in our opinion, under the Contract Clause of the New Jersey Constitution, the State of New Jersey, including the New Jersey Board of Public Utilities, could not constitutionally take any action of legislative character, including the repeal or amendment


______________
(4) Id. at 29.

(5) Id. at 30.

(6) Id. at 30 n.29.

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                           Page 10
  ATTORNEYS AT LAW


of the Competition Act, that would substantially limit, alter or impair the BGS Bondable Transition Property or other rights vested in the BGS Transition Bondholders pursuant to the Financing Order, or substantially limit, alter, impair or reduce the value or amount of the BGS Bondable Transition Property, unless such action is a reasonable exercise of the State of New Jersey's sovereign powers and of a character reasonable and appropriate to the public purpose justifying such action.

     Apart from the legislative process itself, an attempt to implement such action would be subject to the entry by a court of preliminary and/or permanent injunctive relief. In New Jersey, a four-prong test exists for determining whether an applicant is entitled to a preliminary injunction: (1) relief should be granted only when necessary to prevent irreparable harm; (2) the legal right underlying the applicant's claim must be settled as a matter of law; (3) the applicant must make a preliminary showing of a reasonable probability of ultimate success on the merits; and (4) the court must balance the resulting hardship to the parties in granting or denying preliminary injunctive relief. Additionally, an injunction will not ordinarily issue where there is an adequate remedy at law. Crowe v. DeGioia, 90 N.J. 126, 132-34
(1982). See also Community Hosp. Group Inc. v. More, 365 N.J.Super. 84, 94-95 (App.Div. 2003); Morris County Transfer Station, Inc. v. Frank's Sanitation Serv., Inc., 260 N.J.Super. 570, 574 (App.Div. 1992); Entech Corp. v. City Of Newark, 351 N.J.Super. 440, 456 (Law.Div. 2002).

          When considering an application for permanent injunctive relief, New Jersey courts are guided by Sheppard v. Township of Frankford, 261 N.J.Super. 5 (App.Div. 1992), which adopted the guidelines for permanent injunctive relief set forth in the Restatement (Second) of Torts. Sheppard, 261 N.J.Super. 5, at 10. This "comprehensive, though not exclusive, list of relevant factors" includes: (1) the character of the interest to be protected;
(2) the relative adequacy of the injunction to the plaintiff as compared with other remedies; (3) the unreasonable delay in bringing suit; (4) any related misconduct by plaintiff; (5) the comparison of hardship to plaintiff if relief is denied, and hardship to defendant if relief is granted; (6) the interests of others, including the public; and (7) the practicality of framing the order or judgment. Id. (citing Restatement (Second) of Torts ss.936 (1977)). See also Paternoster v. Shuster, 296 N.J.Super. 544, 556 (App.Div. 1997). Sheppard mandates that a trial judge balance these factors in a "qualitative rather than quantitative manner." Sheppard, 261 N.J.Super. 5, at 10 (citing Crane v. Borough of Essex Fells, 67 N.J.Super. 83, 91 (Ch.Div. 1961), aff'd, 36 N.J. 544 (1962)).

          Subject to the foregoing, the State's Pledge and agreement is enforceable.

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                           Page 11
  ATTORNEYS AT LAW


                       Discussion of the Takings Clause
                       --------------------------------

          The Fifth Amendment to the United States Constitution states, "nor shall private property be taken for public use, without just compensation." The Fifth Amendment is made applicable to state action by the Fourteenth Amendment. Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001); Webb's Fabulous Pharmacies v. Beckwith, 449 U.S. 155 (1980). The Takings Clause covers both tangible and intangible property. Ruckelshaus v. Monsanto, 467 U.S. 986 (1984). Challenges to legislation pursuant to the Takings Clause are essentially decided on an ad hoc factual basis. Penn Central Transp. Co. v. New York, 438 U.S. 104, 124 (1978).

          A parallel provision is set forth at Article I, paragraph 20 of the New Jersey Constitution: "Private property shall not be taken for public use without just compensation." See also New Jersey Const., Article 4, Section 6, Paragraph 3 ("Any agency or political subdivision of the State...,which may be empowered to take or otherwise acquire private property for any public....
use, may be authorized by law to take or otherwise acquire a fee simple absolute or any lesser interest,...but such taking shall be with just compensation."

          As with regard to the Contract Clause, the protections afforded under Article I, paragraph 20 of the New Jersey Constitution, on the one hand, and the Fifth and Fourteenth Amendments to the United States Constitution, on the other, are coextensive. Bernardsville Quarry, Inc. v. Borough of Bernardsville, 129 N.J. 221, 231 (1992). See also Gardner v. New Jersey Pinelands Commission, 125 N.J. 193, 205 (1991) (state constitutional principles governing taking of property are in general conformity with federal constitutional principles); Littman v. Gimello, 115 N.J. 154, 161, cert. denied, 493 U.S. 934 (1989). As is the case under the federal Constitution, the evaluation of alleged regulatory takings under New Jersey law is generally too fact-sensitive to be governed by a single, all-inclusive rule. Bernardsville Quarry, 129 N.J. at 232. However, to aid in this determination, New Jersey courts apply the analysis set forth by the U.S. Supreme Court, identifying three factors that have "particular significance": (1) the character of the governmental action; (2) the economic impact of the regulation on the claimant; and (3) the extent to which the regulation has interfered with distinct investment-backed expectations. Bernardsville Quarry, 129 N.J. at 232 (citing Connolly v. Pension Benefit Guaranty Corp., 475 U.S. 211, 224-25 (1986)).

          The first factor requires the court to examine the public purpose of the governmental action and how it is advanced by that action. Bernardsville Quarry, 129 N.J. at 233. At this stage of the process, a court must "consider the purpose and importance of the public interest underlying a regulatory imposition" and "inquire into the degree of harm created by the claimant's prohibited activity, its social value and location, and the ease with which any harm stemming from it could be prevented." Bass Enterprises Prod. Comp. v. United States, 381 F.3d 1360, 1370 (Fed.Cir. 2004). See also Tahoe-Sierra Preservation Council, Inc. v. Tahoe Regional Planning Agency, 535 U.S. 302,

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                           Page 12
  ATTORNEYS AT LAW


323 (2002)(cases involving regulatory takings necessarily entail that courts conduct complex factual assessments of the "purposes and economic effects of government actions").

          The second factor concerns whether the interference with property is so excessive as to require just compensation. Bernardsville Quarry, 129 N.J. at 238. Again, this is a highly fact-sensitive analysis. Id. "A regulatory scheme will be upheld unless it denies `all practical use' of property, or `substantially destroys the beneficial use of private property,' or does not allow an `adequate' or `just and reasonable' return on investment." Gardner, 125 N.J. at 210-11 (citations omitted). See also East Cape May Associates v. Department of Envtl. Protection, 343 N.J. Super. 110, 138 (App.Div.), cert. denied, 170 N.J. 211 (2001). Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

          The third factor relates generally to "whether the claimant reasonably relied to her economic detriment on an expectation that the government would not act as it did--that is, would not deprive her of the property at issue." Bernardsville Quarry, 129 N.J. at 240 (citations omitted). It is applied under both the federal and the New Jersey Constitution as "a way of limiting recovery under the Takings Clause to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime." Loveladies Harbor, Inc v. U.S., 28 F.3d 1171, 1177 (Fed. Cir. 1994). The burden of showing such interference is a heavy one. Keystone Bituminous Coal Ass'n v. DeBenedictis, 480 U.S. 470, 493
(1987). Thus, a reasonable investment-backed expectation "must be more than an unilateral expectation or an abstract need." Ruckelshaus v. Monsanto Co., 467 U.S. 986 (1984). Further, "[l]egislation adjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations." Usery v. Turner Elkhorn Mining Co., 428 U.S. 1 (1976). "[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking.... This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation." Connolly v. Pension Benefit Guaranty Corp., 475 U.S. 211, 223-24 (1986). In order to sustain a claim under the Takings Clause, the private party must show that it had a "reasonable expectation" at the time the contract was entered that it "would proceed without possible hindrance" arising from changes in government policy. Chang
v. U.S., 859 F.2d 893 (Fed. Cir. 1988).

          We are not aware of any case law that addresses the applicability of the Takings Clause to the proper exercise by a state of its police power that to some degree abrogates or impairs contracts otherwise binding on the state. The outcome of any claim that the otherwise proper exercise of State police power that interferes with the value of the BGS Bondable Transition Property without just compensation is unconstitutional would likely depend on factors such as the state interest furthered by that interference, the extent of financial loss to BGS Transition Bondholders caused by that interference and the extent to which courts would consider that BGS Transition Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment.

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                           Page 13
  ATTORNEYS AT LAW


                                  Conclusion
                                  ----------

          In our opinion, under the Takings Clauses of the New Jersey Constitution, the State of New Jersey could not repeal or amend the Competition Act or take any other action in contravention of its pledge and agreement quoted above without paying just compensation to the BGS Transition Bondholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of the BGS Transition Bondholders in the BGS Bondable Transition Property and deprive the BGS Transition Bondholders of their reasonable expectations arising from their investments in the BGS Transition Bonds. There is no assurance, however, that, even if a court were to award just compensation, it would be sufficient to pay the full amount of principle and of interest on the BGS Transition Bonds.

                                General Matters
                                ---------------

          The opinions expressed above do not constitute a guarantee of the outcome of any particular litigation. Moreover, there can be no assurance that a repeal or amendment to the Competition Act will not be sought or adopted or that any action by the State of New Jersey may not occur, any of which might constitute a violation of the State of New Jersey's pledge and agreement with the BGS Transition Bondholders. Futhermore, given the lack of judicial precedent directly on point, and the novelty of the security for the BGS Transition Bondholders, the outcome of any litigation cannot be predicted with certainty. In the event of any State legislation that adversely impacts the rights of BGS Transition Bondholders, costly and time-consuming litigation might ensue, adversely affecting, at least, temporarily, the price and liquidity of the BGS Transition Bonds.

          The foregoing opinions are expressly subject to there being no material change in the law, and there being no additional facts that would materially affect the assumptions set forth herein. We do not undertake to supplement this opinion with respect to factual matters or changes in the law (whether constitutional, statutory or judicial) that may hereafter occur.

          This letter is being furnished to you solely for your benefit in connection with the issuance of the BGS Transition Bonds and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or by any other person without prior express written permission.

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                           Page 14
  ATTORNEYS AT LAW


          We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading "Risk Factors -- Judicial, Legislative Or Regulatory Action That May Adversely Affect Your Investment" in the Prospectus included in the Registration Statement.

                                      Very truly yours,



                                      /s/ WILENTZ, GOLDMAN & SPITZER P.A.

WILENTZ                                                       Each Person Listed
 GOLDMAN                                              on the Attached Schedule I
  &SPITZER P.A.                                                  August 12, 2005
  ----------------------------                                           Page 15
  ATTORNEYS AT LAW


                                  Schedule 1

Barclays Capital
200 Park Avenue
5th Floor
New York, New York  10166

Credit Suisse First Boston LLC
11 Madison Avenue
New York, New York 10010

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

M.R. Beal & Company
110 Wall Street, 6th Floor
New York, New York  10005

Standard & Poor's Ratings Services,
 a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York  10041

Fitch Ratings
One State Street Plaza
New York, New York  10004